EXHIBIT 99.13
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AT THE TRUST
Robert G. Higgins                          Investor Relations
Vice President, General Counsel            L.G. Schafran - Chairman and
                                           Interim CEO/President
312-683-5539                               312 683-5525
bhiggins@banyanreit.com                    ir@banyanreit.com



FOR IMMEDIATE RELEASE
MONDAY, MAY 14, 2001




         BANYAN STRATEGIC REALTY TRUST CONFERENCE CALL DELAYED PENDING
                  ANTICIPATED COMPLETION OF SALE TO DENHOLTZ


CHICAGO - MAY 14, 2001. BANYAN STRATEGIC REALTY TRUST (Nasdaq: BSRTS) announced today that it has postponed its first quarter conference call, originally scheduled for May 15, 2001, and will reschedule the call at such time as the closing of its 27-property sale to Denholtz Management Company is resumed. The closing commenced on May 9, 2001 but was adjourned pending rating agency approval of the defeasance of Banyan's securitized debt. Banyan noted that the conference call was originally established on a date subsequent to the anticipated Denholtz closing date of May 11, 2001, so that the results of the transaction could be discussed. Due to the adjournment of the closing, Banyan has determined to postpone the conference call until a meaningful discussion of the results is appropriate.

As previously announced, the closing was adjourned on May 11, 2001 by Denholtz, who has indicated that additional time is necessary in order to obtain rating agency approval. Although a specific timetable has not yet been established, the closing is expected to resume and be completed by May 21, 2001.

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that owns primarily office and flex/industrial properties. The properties are located in certain major metropolitan areas of the Midwest and Southeastern United States, including Atlanta, Georgia and Chicago, Illinois, and smaller markets such as Huntsville, Alabama; Louisville, Kentucky; Memphis, Tennessee; and Orlando, Florida. Banyan's current portfolio consists of properties totaling 3.5 million rentable square feet.

As of this date Banyan has 15,488,137 shares of beneficial interest outstanding.


Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the closing of the Denholtz transaction and other risks and uncertainties that are detailed from time to time in our reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended
December 31, 2000, filed with the Securities and Exchange Commission on March 9, 2001. Without limitation the foregoing, words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.


              See Banyan's Website at http://www.banyanreit.com.

       For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter BSRTS .


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